Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Closing of

$30 Million Credit Facility

Irvine, CA, June 24, 2015 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), announced today that it entered into a $30 million credit facility with Macquarie Group (“Macquarie”) to provide liquidity needed to opportunistically retain mortgage servicing rights and to fund the continued growth of mortgage loan origination volumes.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We are pleased to further our relationship with Macquarie Group and believe it is a significant accomplishment to raise capital, allowing us to continue to grow our mortgage lending platform.  This transaction not only strengthens our liquidity, but also provides the ability to selectively retain mortgage servicing rights as well as a greater ability to take advantage of opportunities that may arise in the mortgage lending industry.”

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “anticipate,” “expectations,” “plan,” “considers,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected of the transaction;  ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; increased competition in the mortgage lending industry by larger or more efficient companies; more than expected increases in default rates or loss severities and mortgage related losses; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com.